CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


MicroTel International, Inc.
Rancho Cucamonga, California


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 3, 2000, relating to the consolidated financial statements and financial statement schedule of MicroTel International, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                         /S/  BDO SEIDMAN, LLP

Orange County, California
April 5, 2000